Office of Chairman and Chief Executive Officer
Medtronic, Inc.
710 Medtronic Parkway, LC210 Minneapolis, MN 55432-5604 USA
Tel: 1.763.514.4000
www.medtronic.com

November 19, 2021
Dear Ivan,

I am pleased to provide you with this offer of employment at Medtronic (the Company). Your valuable experience and expertise will help shape our business and improve the lives of patients. Building the right team of talented people plus our market-leading position is a powerful combination – one that presents opportunity for tremendous growth and success.
By accepting our offer, you will be eligible to receive the following salary and benefits:

Title
Executive Vice President, General Counsel and Secretary
In this role, you will report to me and serve as a member of the Executive Committee. In this position, you shall have the responsibilities and duties commensurate with the General Counsel and Secretary role at Medtronic, and such other duties and responsibilities that are assigned by me.
Employment Location
Your assignment with Medtronic will be based out of Operational Headquarters in Fridley, MN.

Employment Date
To Be Mutually Agreed Upon but in no event later than April 1, 2022.

Base Salary
Your base salary will be $835,000 annually ($32,115.38 Biweekly), less applicable withholdings and deductions, commencing upon employment and paid in accordance with Medtronic’s standard payroll practices.

Business Allowance
In order to defray the cost of an automobile, tax preparation and financial planning, or other related expenses, you will be provided with an annual allowance of $24,000 (paid bi-weekly).

Medtronic Incentive Plan (“MIP”)
You are eligible to participate in the MIP with a target payout of 100% of your annual base salary on the last date of the MIP Period. Your actual payout will be determined by the achievement of MIP measures and is subject to applicable tax withholdings and deductions. Your MIP payment for FY2022 will be based on a full year’s base salary and will be prorated to reflect your employment date. Please note that the actual terms of the Medtronic Incentive Plan govern eligibility and payout.

Annual Long-Term Incentive (“LTI”) Program
You will be eligible to participate in the regular annual LTI program beginning FY22. The annual target value for your participation in the LTI program is $3,230,000. Regular annual LTI awards are comprised of Performance Share Units, Non-Qualified Stock Options, and Time-Based Restricted Stock Units. Annual LTI awards are typically granted in Q2 of each fiscal year. Your FY22 LTI Award will be granted with a target value of $3,230,000 on your employment date.
The table below provides key highlights of your FY22 award.

Default Weight(1)	Vehicle	Vesting
50%	Performance Share Units (PSU)	August 2, 2024.
30%	Non-Qualified Stock Options (NQSO) (2)	25% per year beginning August 2, 2022.
20%	Time-Based Restricted Stock Units (TB-RSU)	100% August 2, 2024.
(1) Annual LTI Award vehicle splits may differ from above table in countries where local regulations prohibit PSUs, Stock Options, or RSUs.
(2) Number of stock options issued based on the Black-Scholes value at the time of grant.

Medtronic reserves the right to modify targets for any performance-based awards in line with plan terms and provisions. All LTI awards are subject to standard plan terms and provisions as described in the applicable award agreement(s) and approval by the appropriate Committee.

Total Target Direct Compensation
Your Total Target Direct Compensation (which consists of base salary + target MIP + target long-term incentives) will be $4,900,000 annually.

New Hire Cash Bonus
You will receive a one-time cash bonus in the amount of $650,000 (less standard federal and state withholding and authorized deductions) to be paid no later than 30 days after your employment date. Payment will be made on the first regularly scheduled pay date following date referenced above.

One-Time Restricted Stock Unit Grant
Additionally, you will be nominated to receive a one-time Restricted Stock Unit (RSU) award with a total target value of $2,500,000. This award vests over three years:
(1) 50% ($1.25M) vests December 2022
(2) 25% ($625K) vests December 2023
(3) 25% ($625K) vests December 2024

One-Time Stock Option Grant
Additionally, you will be nominated to receive a one-time, stock option award with a grant date value of $2,800,000 and an exercise price based on the closing price of the Company’s stock on the date of grant. The stock option grant will have a 10-year term and will vest over four years at 25% per year, beginning on the first anniversary of the date of the grant.

All terms and conditions of the stock option grant award will be described in the stock option award agreement provided following the grant date.

One-Time Performance Share Unit Grant
You will be nominated to receive a one-time Performance Share Unit (PSU) award for the Performance period FY2022-FY2024 with a target value of $2,200,000. PSUs have a three-fiscal year performance period after which the number of shares is increased or decreased from the grant date shares based on Medtronic’s performance against long-term performance goals. The award will vest August 2, 2024.

All terms and conditions of PSU awards will be described in the PSU award agreements and delivered to you following the PSU grant date. PSU awards are subject to approval by the Compensation Committee of the Board of Directors.

The One-Time Restricted Stock Unit Grant, Stock Option Grant, and Performance Share Unit Grant shall be granted to you on the employment date.

Paid Time Off (PTO)
You will be able to take time off when it works for you. As a reference point, please note the following guideline provided to other U.S. Medtronic employees: 10 fixed holidays and 4-5 weeks of paid time off.

Benefits
You will be offered a competitive benefits package upon meeting eligibility requirements as provided for in the Plan documents. For 2021 Medtronic benefits information on-line, visit benefits.medtronic.com, which provides details about all of our benefit offerings, as well as FAQs, recorded learning modules and links to plan documents and policy information.

Deferred Compensation Plan
You will be eligible to participate in Medtronic's Capital Accumulation Plan ("CAP"), a nonqualified deferred compensation plan, within 60 days after your date of hire. You will be eligible to defer a portion of your base salary for calendar year 2022.

Change in Control
You will participate in Medtronic’s Section 16 Officer Change in Control Policy.

Stock Ownership Policy
Medtronic’s policy requires Section 16 Officers to maintain Medtronic stock equal to three (3) times annual salary. Unless noted otherwise by an equity grant agreement, Section 16 Officers must retain 50% of the after-tax shares following settlement of equity compensation awards, including stock option exercises and restricted stock vesting, until the stock ownership requirement is met.

Employee Agreement
The compensation and benefits provided in this Offer are contingent on you signing the Medtronic Employee Agreement, which specifies certain employment terms and conditions. That agreement is provided to you with this Offer Letter.

Outside Activities
The Company agrees that you may continue to serve as a director of Cboe Global Markets, Inc. In addition, the Company will reimburse you (or pay directly for you) the reasonable costs you incur to participate in bar and other professional associations, and to keep your law license active (including registration fees and continuing legal education).

Termination
Your employment with Medtronic is “at will” and may be terminated at any time by Medtronic or by you.  If your employment is terminated by the Company without Cause, as defined in the 2021 Medtronic plc Long-Term Incentive Plan, or you resign for Good Reason (as defined below) on or prior to the third anniversary of the employment date, and contingent upon your signing and complying with a severance and release agreement, the Company shall pay or provide you with:

I.The amount of cash severance equal to (A) two times of (B) the sum of (1) your base salary in effect at the time of employment termination and (2) your annual MIP Incentive, payable in a lump sum on the date sixty (60) days after the date of termination. The MIP incentive is based on the lesser of target or actual or, as of your termination date, forecasted actual performance for the fiscal year in which termination occurs.
II.An amount equal to the product of (A) 24 and (B) the monthly premium for COBRA continuation coverage under the Company’s medical, dental and vision plans, payable in a lump sum on the date sixty (60) days after the date of termination.
III.Continued vesting of the one-time new hire Restricted Stock Unit Grant specified in the section titled “One-Time Restricted Stock Unit Grant”, the one-time Stock Option Grant specified in the section titled “One-Time Stock Option Grant”, and the one-time new hire FY2022-FY2024 Performance Share Unit Grant specified in the section titled “One-Time Special Performance Share Unit Grant,” as if you had remained employed, and the vested options pursuant to the Stock Option Grant will remain exercisable until the 5th anniversary of your termination date (but not beyond the original expiration date). Except as otherwise provided herein, these awards are subject to the terms and conditions of the grant agreement and the vesting provisions contained within.

These severance benefits are aligned with Medtronic’s published severance practice for Section 16 Officers.

In addition, for all terminations of employment, you will receive: (1) your base salary and benefits due through the date of termination, (2) reimbursement of any unreimbursed business expenses, (3) payment of any amounts due under the MIP for the year prior to the year in which your date of termination occurs (payable when bonuses for such year are paid to employed senior executives) and (4) your rights pursuant to any Company plan, policy, benefit or other agreement, including without limitation, with respect to your LTI awards.

For purposes of this letter agreement and consistent with Medtronic’s standard practice, Good Reason shall mean any of the following without your prior written consent: (i) there is a material diminution in your positions, authorities or duties, including you no longer report directly and solely to the CEO, you are no longer the Company’s General Counsel, Secretary or an Executive Vice President or you fail to be on the Executive Committee, (ii) your Base Salary, annual MIP target or annual LTI target value is reduced or you are not awarded the LTIs in the same proportion of PSUs, stock options and RSUs and on the same terms and conditions as other senior executives, (iii) you fail to be covered by the Company’s Section 16 Officer Change in Control Policy on the same basis as any other senior executive, or (iv) a successor to all or substantially all of the Company’s business or assets fails to assume this letter agreement either contractually or as a matter of law as of the date of the closing of such transaction. Notwithstanding the foregoing, you shall not be permitted to resign for Good Reason, unless you provide written notice to the Company setting forth the acts or omissions giving rise to your right to resign for Good Reason within sixty (60) days of the later of your first learning of such act or omission or its occurrence, the Company fails to cure such act or omission within thirty (30) days of receipt of your notice and, if the Company fails to cure such act or omission within its 30-day cure period, you actually resign your employment within sixty (60) days following the end of the Company’s cure period.

Indemnification/D&O Liability Insurance
During your employment and thereafter, the Company shall indemnify you (and advance you expenses) to the fullest extent permitted by its bylaws, other corporate documents and/or Company policy or, if greater, applicable law and also agrees that you shall be covered under its directors’ and officers’ liability insurance policies on a basis no less favorable to you than any other senior executive of the Company is so covered.

Offer Acceptance
Ivan, join us to collaborate boldly with others to tackle healthcare’s greatest challenges and to help us achieve our Mission to alleviate pain, restore health and extend life for patients everywhere. Please review and direct any questions to either myself or Carol Surface, Chief Human Resources Officer. This offer will remain outstanding and irrevocable by the Company unless you fail to return an executed copy of this letter agreement to Carol Surface by 11:59 pm CT on November 26, 2021.

Sincerely,
Geoff Martha
Chairman and Chief Executive Officer
cc: Carol Surface

I, Ivan Fong, accept this offer of employment and agree to the terms and conditions outlined in this letter. I understand that the attached terms and conditions of employment apply and that I must also sign the attached Employee Agreement.

Ivan Fong

Date